EXHIBIT INDEX


A. Copies of exhibits listed below are submitted with this Annual Report on Form 10-K, immediately following this index.

    10.7 Third Amendment to Credit Agreement and Loan Documents, dated as of October 15, 1999, among Global Marine Inc., Various Lending Institutions, Bankers Trust Company, as administrative agent, ABN Amro Bank, N.V., Houston Agency, as syndication agent, and Societe Generale, Southwest Agency, as documentation agent.

   10.28 Amended and Restated Employment Agreement dated as of December 16, 1999, among the Company, Global Marine Corporate Services Inc., and Robert E. Rose.

   10.30 Form of Severance Agreement dated December 15, 1999, between the Company and six executive officers, respectively.

   10.41 Form of Performance Stock Memorandum dated February 22, 2000, regarding conditional opportunity to acquire Company stock granted to seven executive officers, respectively.

   10.52 Form of Indemnification Agreement entered into between the Company and each of its directors and officers.

   10.61  Global Marine Inc. 2000 Management Incentive Award Plan.

    21.1  List of Subsidiaries.

    23.1  Consent of PricewaterhouseCoopers LLP, Independent Accountants.

    27.1 Financial Data Schedule. (Exhibit 27.1 is being submitted as an exhibit only in the electronic format of this Annual Report on Form 10-K being submitted to the Securities and Exchange Commission.
          Exhibit 27.1 shall not be deemed filed for purposes of Section 11 of the Securities Act of 1933, Section 18 of the Securities Exchange Act of 1934 or Section 323 of the Trust Indenture Act, or otherwise be subject to the liabilities of such sections, nor shall it be deemed a part of any registration statement to which it relates.)

B. All other exhibits listed in Item 14(a)(3) are incorporated by reference in this Annual Report on Form 10-K, as stated in Item 14(a)(3). Descriptions of these exhibits are incorporated herein by this reference to Item 14(a)(3) of this Report.